Exhibit 99.1

Voya Financial Announces
Fourth-Quarter and Full-Year 2020 Results

Fourth-quarter 2020 net income available to common shareholders of $2.57 per diluted share, including $0.21 per diluted share, after tax, of income (loss) from discontinued operations1 related to Voya's previously announced divestment of its Individual Life business and other closed blocks.
Fourth-quarter 2020 adjusted operating earnings2 of $1.90 per diluted share, after tax. Normalized for the following items, fourth-quarter 2020 adjusted operating earnings were $1.44 per diluted share, after tax:
•$0.18 per diluted share, after tax, of favorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking;
•$0.49 per diluted share, after tax, of prepayment fees and alternative investment income above the company’s long-term expectations; and
•$(0.21) per diluted share, after tax, of stranded costs associated with the divestment of the Individual Life business and other closed blocks.
Full-year 2020 net income (loss) available to common shareholders of $(1.20) per diluted share, including a $(2.54) per diluted share, after tax, income (loss) from discontinued operations.
Full-year 2020 adjusted operating earnings of $3.22 per diluted share, after tax. Normalized for the following items, full-year 2020 adjusted operating earnings were $4.81 per diluted share, after tax:
•$(0.89) per diluted share, after tax, of unfavorable DAC/VOBA and other intangibles unlocking;
•$0.13 per diluted share, after tax, of prepayment fees and alternative investment income above the company’s long-term expectations; and
•$(0.82) per diluted share, after tax, of stranded costs associated with the divestment of the Individual Life business and other closed blocks.
1 Assets and liabilities related to the business to be sold have been classified as held for sale and the related results of operations have been classified as discontinued operations. Revenues and net results of the business that will be divested via reinsurance at closing of the divestment transaction are reported in businesses exited or to be exited through reinsurance or divestment and are excluded from adjusted operating earnings. All prior periods have been revised to reflect these changes.
2 This press release includes certain non-GAAP financial measures, including adjusted operating earnings, normalized adjusted operating earnings, and book value, excluding accumulated other comprehensive income. Normalized adjusted operating earnings excludes DAC/VOBA and other intangibles unlocking; prepayment fees and alternative investment income above or below the company's long-term expectations; and stranded costs associated with the divestment of the Individual Life business and other closed blocks. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.

Voya continues to demonstrate financial strength with a strong balance sheet, significant excess capital and a commitment to delivering shareholder value:
•Excess capital of approximately $1.8 billion, including deployable capital resulting from the company’s sale of its Individual Life business on Jan. 4, 2021.
•$526 million of shares repurchased in full-year 2020.
•Board of directors authorizes repurchase of an additional $1 billion of Voya common stock.
NEW YORK, Feb. 9, 2021 — Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the fourth-quarter and full-year 2020.

"We concluded 2020 with strong bottom-line growth, achieving a 21% year-over-year increase in normalized adjusted operating earnings per share in the fourth-quarter, while full-year 2020 results were up 14% compared with 2019," said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. "Despite extraordinary challenges related to the global pandemic, we achieved solid organic growth across our businesses. In Retirement, full-year 2020 full-service recurring deposits increased 6.9% compared with 2019 as we continued to attract new clients and focus on ways to help plan participants continue to save for retirement. In Investment Management, we generated $8.4 billion in positive net flows (excluding divested annuities and sub-advisor replacements) in 2020 driven by the strength of our Institutional asset management expertise and investment performance. And in Employee Benefits, we grew in-force premiums 6.7% compared with the prior-year period while maintaining pricing discipline.

"We began 2021 by completing the sale of our Individual Life and other legacy non-retirement annuities businesses. This was followed by our recently announced sale of the independent financial planning channel of Voya Financial Advisors (VFA). These transactions mark important milestones in our decisions, and actions, to focus on serving the workplace and institutional clients — and they also bolster our strong excess capital position. We will continue to build upon our record of being good stewards of shareholder capital. We intend to utilize the new, $1 billion repurchase authorization that we received from the board over the course of 2021 as we build upon the more than $6.5 billion that we have already returned to shareholders through share repurchases. As we move forward, we will also explore opportunities that would further accelerate our workplace and institutional business-centered strategy.

"We recognize the challenges that the COVID-19 pandemic will continue to pose to the U.S. and the broader economy. That said, we are optimistic about our ability to build upon our track record, and to continue to welcome new clients to Voya as we make further investments in our workplace capabilities and expertise. We see continued client interest in ways to help their employees navigate the many health and wealth challenges that they are facing — and we believe that we will continue to stand apart for our solutions and expertise," added Martin.

FOURTH-QUARTER 2020 SUMMARY

	Three Months Ended
			(As Revised)*
	December 31, 2020		December 31, 2019
	($ in millions)	(per share)	($ in millions)	(per share)
Net income (loss) available to common shareholders	$341	$2.57	$(799)	$(5.62)
Adjusted operating earnings, after tax	$251	$1.90	$153	$1.07
Normalized adjusted operating earnings, after tax	$190	$1.44	$170	$1.19
Common book value		$77.56		$65.96
Common book value, excluding AOCI		$37.71		$40.79
Weighted avg. common shares outstanding (in millions):
Basic	126		135
Diluted	132		142
Adjusted Diluted	132		142
* The Company has made immaterial revisions to its previously reported financial results for the year ended Dec. 31, 2019 to reflect certain accounting adjustments identified in connection with the closing of the Individual Life transaction. The company has also made immaterial revisions to its previously reported financial results for the nine months ended Sept. 30, 2020, and to its 2018 financial results as reported in connection with the company’s fourth quarter and full-year 2019 results. These revisions are reflected in the company’s investor supplement for the period ended December 31, 2020 as furnished with the Company’s current report on Form 8-K filed on February 9, 2021 and will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 to be filed on or before March 1, 2021.
Net income (loss) available to common shareholders in the fourth quarter of 2020 was $341 million, or $2.57 per diluted share, compared with $(799) million, or $(5.62) per diluted share, in the fourth quarter of 2019. The improvement was primarily due to a $1.1 billion, after tax, loss from discontinued operations in the fourth quarter of 2019 resulting from the sale of Voya's Individual Life and other legacy non-retirement annuities businesses. Fourth-quarter 2020 also benefited from higher normalized adjusted operating earnings, higher alternative investment income, higher net guaranteed benefit gains net of hedging, and favorable changes in DAC and other intangible unlocking and actuarial gains related to pension expenses — this was largely offset by a $250 million release in the company’s tax valuation allowance in the fourth quarter of 2019.

Adjusted operating earnings in the fourth quarter of 2020 were $251 million, or $1.90 per diluted share, after tax, compared with $153 million, or $1.07 per diluted share, after tax, in the fourth quarter of 2019. Fourth-quarter 2020 results included $24 million, after tax, of favorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $66 million, after tax, above the company's long-term expectations. This compares with fourth-quarter 2019 results that included $8 million, after tax, of unfavorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $17 million, after tax, above the company's long-term expectations.

Normalized adjusted operating earnings in the fourth quarter of 2020 were $190 million, or $1.44 per diluted share, after tax, compared with $170 million, or $1.19 per diluted share, after tax, in the fourth quarter of 2019. Higher normalized adjusted operating earnings in Retirement and Investment Management as well as a lower loss in Corporate were offset by lower normalized adjusted operating earnings in Employee Benefits. On a per-share basis, the increase also reflects the company's share repurchases.

FULL-YEAR 2020 SUMMARY

	Twelve months ended
			(As Revised)*
	December 31, 2020		December 31, 2019
	($ in millions)	(per share)	($ in millions)	(per share)
Net income (loss) available to common shareholders	$(158)	$(1.20)	$(391)	$(2.66)
Adjusted operating earnings, after-tax	$425	$3.22	$514	$3.50
Normalized adjusted operating earnings, after tax	$635	$4.81	$619	$4.22
Common book value		$77.56		$65.96
Common book value, excluding AOCI		$37.71		$40.79
Weighted avg. common shares outstanding (in millions):
Basic	127		141
Diluted	132		147
Adjusted Diluted	132		147
* The Company has made immaterial revisions to its previously reported financial results for the year ended Dec. 31, 2019 to reflect certain accounting adjustments identified in connection with the closing of the Individual Life transaction. The company has also made immaterial revisions to its previously reported financial results for the nine months ended Sept. 30, 2020, and to its 2018 financial results as reported in connection with the company’s fourth quarter and full-year 2019 results. These revisions are reflected in the company’s investor supplement for the period ended December 31, 2020 as furnished with the Company’s current report on Form 8-K filed on February 9, 2021 and will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 to be filed on or before March 1, 2021.
Net income (loss) available to common shareholders in the full-year 2020 was $(158) million, or $(1.20) per diluted share, compared with $(391) million, or $(2.66) per diluted share in the full-year 2019. The change was primarily due to a $773 million improvement in discontinued operations and higher normalized adjusted operating earnings and higher net guaranteed benefit gains (losses) net of hedging in full-year 2020, partially offset by unfavorable changes in DAC and other intangible unlocking due to the annual assumption update (which impacted both adjusted operating earnings and businesses exited or to be exited through reinsurance). In addition, full-year 2019 reflects a $250 million release in the company’s tax valuation allowance.

Adjusted operating earnings in the full-year 2020 were $425 million, or $3.22 per diluted share, after-tax, compared with $514 million, or $3.50 per diluted share, after-tax, in the full-year 2019.

Normalized adjusted operating earnings in full-year 2020 were $635 million, or $4.81 per diluted share, after tax, compared with $619 million, or $4.22 per diluted share, after tax, in full-year 2019. Higher normalized adjusted operating earnings in Investment Management and Employee Benefits — as well as a lower loss in Corporate — more than offset lower normalized adjusted operating earnings in Retirement. On a per-share basis, the increase also reflects the company's share repurchases.

FOURTH-QUARTER AND FULL-YEAR 2020 HIGHLIGHTS
•Business results:
◦Retirement reported fourth-quarter 2020 adjusted operating earnings of $258 million. Normalized adjusted operating earnings were $164 million. For the full-year 2020, full-service recurring deposits increased 6.9% to $11.1 billion compared with full-year 2019. Total full-service net outflows in the fourth quarter of 2020 were $2.3 billion as a large Tax-Exempt Market plan departure more than offset net inflows in Corporate Markets. Total full-service net inflows for full-year 2020 were $1.6 billion.
◦Investment Management reported record fourth-quarter 2020 adjusted operating earnings of $90 million. Normalized adjusted operating earnings were $78 million. In the fourth quarter of 2020, Institutional net outflows were $1.4 billion and Retail net outflows (excluding sub-advisor replacements and divested annuities) were $1 billion. For the full-year 2020, Institutional net inflows were $10.6 billion.
◦Employee Benefits reported fourth-quarter 2020 adjusted operating earnings of $50 million, reflecting a total aggregate loss ratio of 70.4% for the year ended Dec. 31, 2020. Normalized adjusted operating earnings were $43 million. In the fourth quarter of 2020, annualized in-force premiums were $2.3 billion, up 6.7% compared with the prior-year period, reflecting growth in the Voluntary business.
•Capital:
◦In the fourth quarter of 2020, Voya entered into a $150 million accelerated share repurchase (ASR) agreement — $120 million of these shares were received in the fourth quarter of 2020 and the remaining $30 million were received in the first quarter of 2021. For the full-year 2020, Voya repurchased approximately $526 million of its common stock.
◦Voya reported proforma excess capital of approximately $1.8 billion, which is the amount above the company’s holding company liquidity target of $200 million and estimated statutory surplus in excess of a 400% combined risk-based capital (RBC) ratio – the excess capital amount reflects both excess capital as of year-end 2020 and deployable capital resulting from the company’s sale of its Individual Life business and other closed blocks.
◦As of Dec. 31, 2020 and on a proforma basis to reflect Voya’s sale of its Individual Life business, Voya’s estimated RBC ratio was 498%.
•Total company assets under management and administration3 were $700 billion as of Dec. 31, 2020.

3 Includes assets under management balances related to businesses held for sale, for which a substantial portion of the assets will continue to be managed by Investment Management.

SEGMENT DISCUSSIONS
The following segment discussions compare the fourth quarter of 2020 with the fourth quarter of 2019, unless otherwise noted. All figures are presented before income taxes.

Retirement
Retirement adjusted operating earnings were $258 million, compared with $162 million. The increase primarily reflects:
•$30 million of favorable DAC/VOBA and other intangibles unlocking in the fourth quarter of 2020 compared with $10 million of unfavorable DAC/VOBA and other intangibles unlocking in the fourth quarter of 2019;
•$16 million of higher fee-based margin largely due to commercial momentum in the business and higher average equity market levels;
•$52 million of higher investment income driven by prepayment fee and alternative investment income that were, in aggregate, $64 million above the company's long-term expectations (before the effect of income taxes and DAC) in the fourth quarter of 2020; and
•$4 million of higher administrative expenses largely due to growth in the business.

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	12/31/2020	9/30/2020	12/31/2019
Retirement — Full Service
Full Service recurring deposits	$11,060	$10,872	$10,344

	Three months ended	Three months ended	Three months ended
($ in millions)	12/31/2020	9/30/2020	12/31/2019
Retirement
Total client assets	$520,258	$482,546	$440,043

Retirement — Full Service
Full Service recurring deposits	$2,676	$2,635	$2,488
Full Service net flows	$(2,328)	$3,530	$267
Full Service client assets	$165,412	$152,668	$143,606

For the full-year 2020, Retirement full-service recurring deposits grew 6.9% compared with the prior-year period to $11.1 billion and reflect growth in both Corporate and Tax-Exempt Markets.

Retirement total client assets as of Dec. 31, 2020 were $520 billion, up 18% compared with Dec. 31, 2019, and up 8% compared with Sept. 30, 2020.

Investment Management
Investment Management adjusted operating earnings were $90 million, compared with $59 million. The increase primarily reflects:

•$24 million of increased fee-based margin primarily due to higher performance fees and higher management fees from higher external client AUM;
•$14 million of increased investment capital revenues primarily due to higher private equity results in the current quarter (fourth-quarter 2020 investment capital results were $12 million above the company's long-term expectations); and
•$7 million of higher administrative expenses, primarily due to higher variable expenses associated with higher performance fees, management fees and investment capital revenues.

($ in millions)	4Q 2020	3Q 2020	4Q 2019
Investment Management AUM
External clients	$187,080	$180,385	$166,822
General account	58,421	57,815	56,651
Total	$245,501	$238,200	$223,473

Investment Management Net Flows
Institutional	$(1,386)	$1,810	$520
Retail	(1,052)	9	154
Total (excluding sub-advisor replacements and divested annuities)	$(2,437)	$1,819	$674
Sub-advisor replacements	—	—	1,690
Divested annuities outflows	(679)	(605)	(839)
Total	$(3,116)	$1,214	$1,525

During the fourth quarter of 2020, total Investment Management net outflows (excluding sub-advisor replacements and divested annuities) of $2.4 billion included $1.4 billion in Institutional net outflows (as outflows in certain international and affiliated channels more than offset inflows in insurance asset management and two CLO issuances) and $1 billion of Retail net outflows.

Total Investment Management AUM was $246 billion as of Dec. 31, 2020. The increase from Dec. 31, 2019 reflects market appreciation as well as positive Institutional net flows, while the increase from Sept. 30, 2020 largely reflects market appreciation.

Employee Benefits
Employee Benefits adjusted operating earnings were $50 million, compared with $55 million. The decrease primarily reflects:
•$2 million of lower underwriting results as growth in the Voluntary block was more than offset by higher Stop Loss and Group Life loss ratios, with Group Life having approximately $10 million of COVID-related claims;
•$5 million of higher investment income, including prepayment fee and alternative investment income that was, in aggregate, $7 million above the company's long-term expectations (before the effect of income taxes and DAC) in the fourth quarter of 2020; and
•$7 million of higher administrative expenses, which included higher taxes and staffing associated with continued growth in the business.

($ in millions)	4Q 2020	3Q 2020	4Q 2019
Employee Benefits Annualized In-Force Premiums
Group Life, Disability and Other	$714	$702	$710
Stop Loss	1,096	1,091	1,038
Voluntary	472	474	390
Total	$2,282	$2,267	$2,138

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
	12/31/2020	9/30/2020	12/31/2019
Total Aggregate Loss Ratio	70.4%	69.7%	70.2%

In the fourth quarter of 2020, annualized in-force premiums were $2.3 billion, up 6.7% compared with the prior year period and driven by continued growth in the Voluntary business. For the year ended Dec. 31, 2020, the Total Aggregate Loss Ratio was 70.4% — at the low end of the company's target range of 70% to 73%.

Corporate
Corporate adjusted operating losses were $94 million compared with adjusted operating losses of $98 million. The improvement was driven by lower intangibles amortization due to an intangible asset that became fully amortized in the third quarter of 2020.

Share Repurchases
During the fourth quarter of 2020, Voya entered into an ASR agreement with a third-party to repurchase an aggregate of $150 million of Voya’s common stock. Under this agreement, approximately $120 million, or 2,066,472 shares of common stock, were received in the fourth quarter of 2020, and approximately $30 million, or 509,909 shares of common stock, were received in the first quarter of 2021. Excluding the approximately $30 million of shares that were delivered in the first quarter of 2021 under the ASR, Voya repurchased approximately $526 million of common stock in 2020.

Voya announced today that its board of directors has increased the amount of the company’s common stock authorized for repurchase under the company’s share repurchase program by an additional $1 billion. Under its share repurchase program, the company may, from time to time, purchase shares of its common stock through various means, including open market transactions, repurchase programs pursuant to rule 10b5-1, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic repurchase transactions, or tender offers. The additional $1 billion share repurchase authorization expires on March 31, 2022 (unless extended), and does not obligate the company to purchase any shares. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

With the new repurchase authorization and accounting for the previously mentioned $150 million ASR, Voya has approximately $1.1 billion remaining under its share repurchase authorizations.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Wednesday, Feb. 10, 2021, at 10 a.m. ET, to discuss the company’s fourth-quarter and full-year 2020 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Feb. 10, 2021.

Media Contact:                    Investor Contact:
Christopher Breslin                    Michael Katz
212-309-8941                        212-309-8999
Christopher.Breslin@voya.com            IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.8 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $7.6 billion in revenue in 2020. The company had $700 billion in total assets under management and administration as of Dec. 31, 2020. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as a 2020 World’s Most Admired Company by Fortune magazine; one of the 2020 World’s Most Ethical Companies® by the Ethisphere Institute; as a member of the Bloomberg Gender Equality Index; and as a “Best Place to Work for Disability Inclusion” on the Disability Equality Index by Disability:IN. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performance and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure, which is Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:

•Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;
•Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;
•Income (loss) related to businesses exited or to be exited through reinsurance or divestment, which includes gains and (losses) associated with transactions to exit blocks of business within continuing operations (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity (including an insignificant number of Individual Life, Annuities and CBVA policies that were not part of the Individual Life and 2018 Transactions). Excluding this activity, which also includes amortization of intangible assets related to businesses exited or to be exited, better reveals trends in our core business and more closely aligns Adjusted operating earnings before income taxes with how we manage our segments;
•Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;
•Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings that is available to common shareholders;
•Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;
•Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;
•Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and
•Other adjustments not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings, acquisition / merger integration expenses, severance and other third-party expenses associated with such activities. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

Income (loss) related to businesses exited or to be exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions, and insignificant number of Individual Life, Annuities and CBVA policies that were not part of the Individual Life and 2018 Transactions) are excluded from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited or to be exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

As a result of the 2018 Transaction and the Individual Life Transaction, the historical revenues and certain expenses of the sold businesses have been classified as discontinued operations. Historical revenues and certain expenses of the businesses that will be divested via reinsurance at closing of the Individual Life Transaction (including an insignificant amount of Individual Life and closed block non retirement annuities that are not part of the transaction) are reported within continuing operations, but are excluded from adjusted operating earnings as businesses exited or to be exited through reinsurance or divestment. Expenses classified within discontinued operations and businesses exited or to be exited through reinsurance include only direct operating expenses incurred by these businesses and then only to the extent that the nature of such expenses was such that we would cease to incur such expenses upon the close of the 2018 Transaction and the Individual Life Transaction. Certain other direct costs of these businesses, including those which relate to activities for which we have or will provide transitional services and for which we have or will be reimbursed under transition services agreements (“TSAs”) are reported within continuing operations along with the associated revenues from the TSAs. Additionally, indirect costs, such as those related to corporate and shared service functions that were previously allocated to the businesses sold or divested via reinsurance, are reported within continuing operations. These costs ("Stranded Costs") and the associated revenues from the TSAs are reported within continuing operations in Corporate, since we do not believe they are representative of the future run-rate of revenues and expenses of our continuing operations. The Stranded Costs related to the 2018 Transaction were removed in the fourth quarter of 2019 and we plan to address the Stranded Costs related to the Individual Life Transaction through a cost reduction strategy.

Normalized adjusted operating earnings excludes from Adjusted operating earnings before income taxes the following items:
•DAC/VOBA and other intangibles unlocking, including amortization of net cost of reinsurance and reserve adjustments;
•The amount by which Investment income from prepayment fees and alternative investments exceeds or is less than our long-term expectations reported on a pre-DAC basis;
•For periods ended on or prior to June 30, 2018, Investment Management adjusted operating earnings related to our fixed and variable annuities businesses, which we sold in a transaction that closed on June 1, 2018; and
•For periods ended on or prior to the closing of the Individual Life Transaction, stranded costs associated with the Individual Life Transaction where the corresponding revenue is now reported in discontinued operations or in businesses exited or to be exited through reinsurance or divestment; for periods after the closing of the Individual Life Transaction any remaining stranded costs and the associated revenues from future TSAs will be reported in normalized adjusted operating earnings.

Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) and Normalized adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per common share including Accumulated other comprehensive income (AOCI), we also report book value per common share excluding AOCI and shareholders' equity excluding AOCI and preferred stock. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per common share excluding AOCI and common shareholders' equity excluding AOCI provide a measure consistent with that view. This quarter, we are introducing a new Adjusted debt to capital ratio which eliminates equity credit for hybrids and preferred equity, and includes AOCI and non-controlling interest.

For a reconciliation of these non-GAAP measures to the most directly comparable U.S. GAAP measures, refer to the tables that accompany this release, as well as our Quarterly Investor Supplement.

We analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our Adjusted operating earnings before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of Adjusted operating earnings (loss) before income taxes. The sources of earnings are defined as such:
•Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.
•Fee based margin consists primarily of fees earned on assets under management ("AUM"), assets under administration and advisement ("AUA"), and transaction based recordkeeping fees.
•Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, surrender results, and contractual charges for annuity contracts.
•Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.
•Net commissions are commissions paid that are not deferred and thus recorded directly to expense.
•For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking refer to our Annual Report on Form 10-K.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) the frequency and severity of insured loss events, (iv) the effects of natural or man-made disasters, including pandemic events and specifically the current COVID-19 pandemic event, (v) mortality and morbidity levels, (vi) persistency and lapse levels, (vii) interest rates, (viii) currency exchange rates, (ix) general competitive factors, (x) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (xi) changes in the policies of governments and/or regulatory authorities, and (xii) our ability to successfully manage the separation of our individual life and legacy variable annuities businesses on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2020, to be filed with the SEC on or before March 1, 2021.

VOYA-IR VOYA-CF

Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Three Months Ended
					(As Revised)*
(in millions USD, except per share)	12/31/2020				12/31/2019
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$341	$2.57			$(799)	$(5.62)
Less: Preferred stock dividends			(4)	(0.03)			(4)	(0.03)
Net Income (loss) available to Voya Financial, Inc.			345	2.60			(795)	(5.59)
Plus: Net income (loss) attributable to noncontrolling interest			124	0.93			6	0.04
Net Income (loss)			469	3.54			(789)	(5.55)
Less: Income (loss) from discontinued operations, net of tax			28	0.21			(1,126)	(7.91)
Income (loss) from continuing operations	495	54	441	3.33	79	(258)	337	2.36
Less Adjustments
Net Investment gains (losses) and related charges and adjustments	(41)	(9)	(32)	(0.24)	(47)	(10)	(37)	(0.26)
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	58	12	46	0.35	8	2	6	0.05
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	46	10	36	0.27	18	4	14	0.10
Net income (loss) attributable to noncontrolling interest	124	—	124	0.93	6	—	6	0.04
Income (loss) on early extinguishment of debt	—	—	—	—	—	—	—	—
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	2	1	2	0.01	(63)	(13)	(50)	(0.35)
Dividend payments made to preferred shareholders	4	—	4	0.03	4	—	4	0.03
Other adjustments (2)	(2)	(13)	11	0.08	(26)	(266)	241	1.69
Adjusted operating earnings	304	53	251	1.90	178	25	153	1.07
Less Adjustments
DAC, VOBA and other intangibles unlocking	30	6	24	0.18	(10)	(2)	(8)	(0.06)
Prepayment fees and alternative investment income above (below) long-term expectations	83	17	66	0.49	21	4	17	0.12
Individual Life transaction stranded costs	(35)	(7)	(28)	(0.21)	(33)	(7)	(26)	(0.18)
Normalized adjusted operating earnings	$227	$36	$190	$1.44	$199	$30	$170	$1.19
(1) The normalized adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.
(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.
* The Company has made immaterial revisions to its previously reported financial results for the year ended Dec. 31, 2019 to reflect certain accounting adjustments identified in connection with the closing of the Individual Life transaction. The company has also made immaterial revisions to its previously reported financial results for the nine months ended Sept. 30, 2020, and to its 2018 financial results as reported in connection with the company’s fourth quarter and full-year 2019 results. These revisions are reflected in the company’s investor supplement for the period ended December 31, 2020 as furnished with the Company’s current report on Form 8-K filed on February 9, 2021 and will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 to be filed on or before March 1, 2021.

Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Year-to-Date
					(As Revised)*
(in millions USD, except per share)	12/31/2020				12/31/2019
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$(158)	$(1.20)			$(391)	$(2.66)
Less: Preferred stock dividends			(36)	(0.27)			(28)	(0.19)
Net Income (loss) available to Voya Financial, Inc.			(122)	(0.93)			(363)	(2.47)
Plus: Net income (loss) attributable to noncontrolling interest			157	1.19			50	0.34
Net Income (loss)			35	0.27			(313)	(2.13)
Less: Income (loss) from discontinued operations, net of tax			(335)	(2.54)			(1,108)	(7.55)
Income (loss) from continuing operations	352	(18)	370	2.81	579	(216)	795	5.42
Less Adjustments
Net Investment gains (losses) and related charges and adjustments	22	5	18	0.13	25	5	20	0.14
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	22	5	17	0.13	(14)	(3)	(11)	(0.07)
Income (loss) related to businesses exited through reinsurance or divestment	(342)	(72)	(270)	(2.05)	98	21	78	0.53
Net income (loss) attributable to noncontrolling interest	157	—	157	1.19	50	—	50	0.34
Income (loss) on early extinguishment of debt	—	—	—	—	(12)	(3)	(10)	(0.07)
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	2	1	2	0.01	3	1	2	0.02
Dividend payments made to preferred shareholders	36	—	36	(0.27)	28	—	28	(0.19)
Other adjustments (2)	(41)	(26)	(15)	(0.11)	(189)	(314)	125	0.85
Adjusted operating earnings	495	69	425	3.22	591	77	514	3.50
Less Adjustments
DAC, VOBA and other intangibles unlocking	(149)	(31)	(118)	(0.89)	(30)	(6)	(24)	(0.16)
Prepayment fees and alternative investment income above (below) long-term expectations	22	5	17	0.13	28	6	22	0.15
Individual Life transaction stranded costs	(138)	(29)	(109)	(0.82)	(132)	(28)	(104)	(0.71)
Normalized adjusted operating earnings	$760	$125	$635	$4.81	$724	$105	$619	$4.22
(1) The normalized adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.
(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.
* The Company has made immaterial revisions to its previously reported financial results for the year ended Dec. 31, 2019 to reflect certain accounting adjustments identified in connection with the closing of the Individual Life transaction. The company has also made immaterial revisions to its previously reported financial results for the nine months ended Sept. 30, 2020, and to its 2018 financial results as reported in connection with the company’s fourth quarter and full-year 2019 results. These revisions are reflected in the company’s investor supplement for the period ended December 31, 2020 as furnished with the Company’s current report on Form 8-K filed on February 9, 2021 and will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 to be filed on or before March 1, 2021.

Reconciliation of Basic Weighted Average Shares to Normalized Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended		Year-to-Date
(in millions USD)	12/31/2020	12/31/2019	12/31/2020	12/31/2019

Weighted-average common shares outstanding - Basic	126	135	127	141
Dilutive effect of warrants	3	4	2	2
Other dilutive effects (1)	3	4	3	4
Weighted-average common shares outstanding - Diluted	132	142	132	147
Dilutive effect of the exercise or issuance of stock based awards	—	—	—	—
Weighted average common shares outstanding - Adjusted Diluted (2)	132	142	132	147
(1) Includes stock-based compensation awards such as restricted stock units (RSU), performance stock units (PSU), or stock options.
(2) For periods in which there is Net loss from continuing operations available to common shareholders, Normalized adjusted operating earnings per common share (EPS) calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the Normalized adjusted operating EPS calculation.

Reconciliation of Book Value per Common Share to Book Value per Share excluding AOCI
		(As Revised)*
	As of December 31, 2020	As of December 31, 2019

Book value per common share, including AOCI	$77.56	$65.96
Per share impact of AOCI	(39.85)	(25.18)
Book value per common share, excluding AOCI	$37.71	$40.79
* The Company has made immaterial revisions to its previously reported financial results for the year ended Dec. 31, 2019 to reflect certain accounting adjustments identified in connection with the closing of the Individual Life transaction. The company has also made immaterial revisions to its previously reported financial results for the nine months ended Sept. 30, 2020, and to its 2018 financial results as reported in connection with the company’s fourth quarter and full-year 2019 results. These revisions are reflected in the company’s investor supplement for the period ended December 31, 2020 as furnished with the Company’s current report on Form 8-K filed on February 9, 2021 and will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 to be filed on or before March 1, 2021.

Reconciliation of Investment Management Adjusted Operating Margin to Normalized Adjusted Operating Margin Excluding Investment Capital (1)
	Three Months Ended
(in millions USD, unless otherwise indicated)	12/31/2020	9/30/2020	12/31/2019

Adjusted Operating revenues	$235	$173	$197
Adjusted operating expenses	(145)	(126)	(138)
Adjusted operating earnings before income taxes	$90	$47	$59
Adjusted operating margin	38.3%	27.3%	29.9%

Adjusted Operating revenues	$235	$173	$197
Less:
Investment Capital Results	18	16	3
Adjusted operating revenues excluding Investment Capital	217	157	194
Adjusted operating expenses	(145)	(126)	(138)
Adjusted operating earnings excluding Investment Capital	$72	$31	$56
Adjusted operating margin excluding Investment Capital	33.2%	19.7%	28.8%

Adjusted Operating revenues	$235	$173	$197
Less:
Investment Capital Results above (below) long-term expectations	12	11	(2)
Normalized adjusted operating revenues	223	162	199
Adjusted operating expenses	(145)	(126)	(138)
Normalized adjusted operating earnings excluding Investment Capital above (below) long-term expectations	$78	$36	$61
Normalized adjusted operating margin excluding Investment Capital above (below) long-term expectations	35.0%	22.4%	30.7%
(1) In our Investment Management business, normalized and adjusted operating margins excluding investment capital results are reported because the results from investment capital can be volatile and excluding the effect of these items can improve period-to-period comparability.